Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.garcia@pdl.com	jennifer@cwcomm.org

Marc Viscogliosi

Paradigm Spine, LLC

212-367-7274

Marc.viscogliosi@paradigmspine.com

PDL BioPharma and Paradigm Spine Complete a $75 Million Financing Transaction

INCLINE VILLAGE, Nev., NEW YORK, NY, February 18, 2014, PDL BioPharma, Inc. (NASDAQ: PDLI) and Paradigm Spine, LLC, a provider of innovative spinal implant technologies, announced today that the parties have entered into a credit agreement whereby PDL will provide Paradigm with up to $75 million of secured debt financing. Armentum Partners acted as financial advisors to Paradigm Spine for the transaction.

An initial $50 million was provided at the close of the transaction, with the remaining $25 million to be funded in two equal tranches upon achievement of specified milestones.

Paradigm’s landmark coflex® interlaminar stabilization device for patients with spinal stenosis was approved by the U.S. Food and Drug Administration (FDA) in late 2012 and is sold in more than 50 countries. Paradigm will use the proceeds to refinance its existing credit facility and primarily expand its domestic commercial operations.

“We are happy to be able to provide funding for Paradigm Spine’s coflex® Interlaminar stabilization device™ for patients with spinal stenosis. The device is strongly supported by clinical outcomes and pharmacoeconomic data,” stated John P. McLaughlin, president and chief executive officer of PDL BioPharma.

“Following a year of record growth, Paradigm Spine is well positioned for its next phase of expansion. Given our coflex® FDA approval, this financing assists us in accelerating Paradigm’s market penetration, especially domestically,” said Marc Viscogliosi, chairman and chief executive officer of Paradigm Spine.

“This financing is our first transaction this year, after a successful 2013 during which we brought in a number of high-quality, income generating assets like Paradigm Spine. We continue to find investment opportunities and expect to announce additional deals in the coming months,” PDL’s Mr. McLaughlin added.

About Paradigm Spine, LLC

Paradigm Spine, LLC, founded by Viscogliosi Bros., LLC in 2004, is a privately held company focused on the design, development and marketing of solutions for the treatment of spinal conditions and diseases.

Paradigm’s signature product is the coflex® Interlaminar Stabilization™ device, which has more than 18 years of clinical history with regulatory approval in more than 40 countries throughout six continents. For more information on Paradigm Spine LLC, please visit: www.paradigmspine.com.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the health care sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private health care companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors.

PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements
This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements.

The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements.

Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of Paradigm Spine and PDL and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither Paradigm Spine nor PDL assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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